Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 3, 2025, with respect to the consolidated financial statements of Senseonics Holdings, Inc. and subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company’s current operating plan, existing unrestricted cash and cash equivalents, and minimum cash and satisfaction of performance milestones to comply with debt covenants under its Loan and Security Agreement raise substantial doubt about its ability to continue as a going concern for the one-year period following the date the consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Baltimore, Maryland

August 6, 2025